 EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ECOLAB INC.

BESSY ACQUISITION INC.

AND

ALCIDE CORPORATION

dated as of March 11, 2004

Execution Copy

i

ii

EXHIBIT LIST

5.15	Form of Agreement to Facilitate Merger
5.16	Schedule of Executive Officers Signing Employment Agreements
6.2(f)	Form of Opinion of the Company’s Counsel
6.3(e)	Form of Opinion of the Parent’s Counsel
6.3(f)-1	Form of Tax Certificate of the Parent and the Merger Sub
6.3(f)-2	Form of Tax Certificate of the Company

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 11, 2004, by and among Ecolab Inc., a Delaware corporation (the “the Parent”), Bessy Acquisition Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), and Alcide Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each determined that an acquisition of the Company by the Parent is advisable and in the best interests of their respective stockholders;

WHEREAS, in furtherance of the acquisition of the Company by the Parent, the Boards of Directors of the Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein, whereby each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than Cancelled Shares, as defined below), shall be converted into the right to receive a certain fraction of a share of common stock, par value $1.00 per share, of the Parent (together with the associated Parent Rights, the “Parent Common Stock”), as described in Article 2 below;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, officers and directors of the Company have, to induce the Parent to execute this Agreement, executed and delivered to the Parent the Agreements to Facilitate Merger described in Section 5.15;

WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, capitalized terms shall have the meaning set forth in this Agreement, including the meanings set forth in Article 8.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1.
THE MERGER

1.1.          The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company in accordance with the provisions of Delaware Law, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2.          Closing of the Merger.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Perkins Coie LLP, 1201 Third Avenue, Seattle, Washington, or at such other place as the parties hereto may agree.

1.3.          Effective Time.  As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived, the Company and Merger Sub shall file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of Delaware Law and in form and substance acceptable to the Parent (the “Certificate of Merger”).  The Merger shall become effective at the time such filing is made or, if agreed to by the Parent and the Company, at such later time or date set forth in the Certificate of Merger (the “Effective Time”).

1.4.          Effects of the Merger.  The Merger shall have the effects set forth under Delaware Law.  From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, and be subject to all the restrictions, disabilities, and duties, of the Company and Merger Sub, all as more fully described under Delaware Law.

1.5.          Certificate of Incorporation and Bylaws of the Surviving Corporation.  The Certificate of Incorporation of Merger Sub shall, by virtue of the Merger, become and thereafter be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with such Certificate of Incorporation and Delaware Law.  The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Amended and Restated Certificate of Incorporation and Delaware Law.

1.6.          Directors and Officers of the Surviving Corporation.  The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors shall be duly elected and qualified or appointed.

ARTICLE 2.
CONVERSION OF SECURITIES

2.1.          Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Merger Sub:

(a)           Common Stock of Merger Sub.  Each share of common stock of Merger Sub, par value $.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share.

(b)           Cancellation of Treasury Shares and the Parent-Owned Shares.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by the Parent, Merger Sub, or any other direct or indirect subsidiary of the Parent, or held in treasury by the Company (collectively, the “Cancelled Shares”) shall be canceled without payment of any consideration therefor and without any conversion thereof.

(c)           Conversion of Shares.  After giving effect to the redemption of the Company Preferred Stock as provided in Section 5.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, shall be converted into the right to receive the fraction of a share (subject to adjustment as provided below, the “Common Conversion Ratio”) of Parent Common Stock equal to $21.00 divided by the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of Parent Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Tape, as reported in The Wall Street Journal for the 10 consecutive NYSE trading days ending on and including the fifth NYSE trading day immediately preceding the Effective Date (the “Parent Average Stock Price”).

An appropriate adjustment shall be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Company’s capitalization.  However, the preceding sentence does not constitute authorization or permission for or consent from the Parent or Merger Sub to effect any reorganization, reclassification, stock dividend, stock combination, or other like change in capitalization.

2.2.          No Appraisal Rights.  In accordance with Section 262 of Delaware Law, no appraisal rights shall be available to holders of shares of Company Common Stock or Company Preferred Stock in connection with the Merger.

2.3.          Exchange of Certificates.

(a)           Prior to the Effective Time, the Parent shall appoint the Parent’s stock transfer agent or such other person as the Parent may select to act as exchange agent for the exchange of Parent Common Stock upon surrender of Certificates (the “Exchange Agent”).

(b)           As promptly as reasonably practicable after the Effective Time, the Parent must cause the Exchange Agent to mail to each holder of record (other than the Parent, Merger Sub, any other subsidiary of the Parent, or the Company) of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding shares (other than Cancelled Shares) of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock.

(c)           Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) one or more of the Parent certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.1(c), and (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.3(g) (relating to fractional shares), to be distributed as soon as practicable after the Effective Time, and the Certificate so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, Parent Common Stock (including any cash paid for fractional shares issued pursuant to Section 2.3(g)) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d)           Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date on the same date as or after the Effective Time, but only after they have surrendered their Company Certificates for exchange.  Subject to the effect, if any, of applicable Law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange.  Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

(e)           All shares of Parent Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 2.3(g) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the Company Certificates.

(f)            After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Certificates representing such shares are presented to the

Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2.  As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to Delaware Law.  Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company Common Stock represented thereby shall have been converted pursuant to the Merger as provided in Section 2.1(c) hereof and the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.3(g) hereof.

(g)           No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of the Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Parent.  All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent.  If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the fractional share of Parent Common Stock to which such holder would otherwise be entitled, by (ii) the Parent Average Stock Price.  The Parent will make available to the Exchange Agent any cash necessary for this purpose.

(h)           If any Certificate shall have been lost, stolen or destroyed, upon the delivery to the Exchange Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate of Parent Common Stock and/or the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.3(g) hereof.

2.4.          Stock Options.

(a)           As soon as practicable following the execution of this Agreement, the Company will (i) cause all appropriate action to be taken under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) to provide that all options to purchase shares of Company Common Stock granted thereunder (the “2001 Plan Options”) which remain outstanding at the Effective Time shall not be assumed or substituted in connection with the Merger but shall be treated as provided in this Section 2.4, (ii) use commercially reasonable efforts to cause all holders of options to purchase shares of Company Common Stock (the “Other Plan Options”) granted (A) under the Company’s 1993

Incentive Stock Option Plan and 1996 Stock Option Plan for Nonemployee Directors (together, the “Other Plans”) and (B) to William G. Spears and Aaron Stern pursuant to individual stock option agreements dated January 22, 1996, to, not later than ten (10) days prior to the Company Stockholders Meeting, agree in writing that any Other Plan Options outstanding as of the Effective Time shall terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in Section 2.4(c) in accordance with this Agreement (all Other Plan Options that do not become subject to such an agreement are referred to herein as “Assumed Options”), and (iii) cause all appropriate action to be taken to terminate the Company Stock Plans as of the Effective Time.  The Company shall provide such evidence of all such actions as Parent may reasonably request.

(b)           Not later than thirty (30) days prior to the date of the Company Stockholders Meeting, the Company shall send a notice (the “Option Notice”) to all holders of 2001 Plan Options, specifying that: (i) the 2001 Plan Options shall not be assumed or substituted in connection with the Merger; (ii) the 2001 Plan Options will, to the extent not otherwise exercisable, become fully vested and exercisable up to the date of the Company Stockholders Meeting; and (iii) any 2001 Plan Options outstanding as of the Effective Time shall terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in Section 2.4(c) in accordance with this Agreement.

(c)           Each 2001 Plan Option and each Other Plan Option (other than Assumed Options) that remain outstanding as of the Effective Time shall by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time and converted into, and represent only, the right to receive an amount in cash equal to the amount, if any, by which (i) the product of $21.00 multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such option (after giving effect to the acceleration provided for in Section 2.4(b) exceeds (ii) the aggregate exercise price of those shares of Company Common Stock subject to such option.  The aggregate amount payable pursuant to this Section 2.4(c) shall hereinafter be referred to as the “Option Cash-Out Amount.”

(d)           Each Assumed Option that remains outstanding as of the Effective Time shall be assumed by Parent and converted into an option to acquire shares of Parent Common Stock on the same terms and conditions (including as to vesting, exercisability and incentive stock option status) as were applicable to such option immediately prior to the Effective Time, except that (i) the number of shares of Parent Common Stock subject to such option shall equal the product of the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time multiplied by the Common Conversion Ratio, and (ii) the exercise price per share shall equal the quotient of the exercise price per share of Company Common Stock thereunder immediately prior to the Effective Time divided by the Common Conversion Ratio (with the result rounded up to the nearest whole cent).  As soon as practicable after the Effective Time, Parent will deliver to the holders of Assumed Options appropriate notices regarding the Assumed Options and the effects of this Section 2.4.

(e)           Promptly following the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder (as of the Effective Time) of a Company Option which was converted into the right to receive the Option Cash-Out Amount pursuant to Section 2.4(c) hereof, (i) a letter of transmittal (which shall be in such form and have such other provisions as the Parent may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Options.  Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Options surrendered thereby, to the Exchange Agent, the holders of Company Options shall be entitled to receive the Option Cash-Out Amount payable to them in respect of such Company Options pursuant to Section 2.4(c).  Parent shall make available to the Exchange Agent sufficient funds to pay the Option Cash-Out Amount.

(f)            The Exchange Agent shall be entitled to deduct and withhold from the Option Cash-Out Amount such amounts as required for deduction and withholding under the Code or any provision of state, local or foreign Tax Law; provided, however, that the Exchange Agent shall pay the full amount deducted to the relevant Governmental Entity in accordance with applicable Law.  To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Parent and Merger Sub to enter into this Agreement, with the understanding that the Parent and Merger Sub shall be relying thereon in consummating the transactions contemplated hereunder, the Company hereby represents and warrants to the Parent and Merger Sub, except as set forth in the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub on the date hereof pursuant to, and as an integral part of, this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section and subsection numbers of this Article 3 to which the disclosures pertain and which disclosures relate only to the representations and warranties set forth in the Section or subsection of this Agreement to which such section of the Company Disclosure Schedule expressly relates and not to any other representation and warranty contained in this Agreement (except to the extent that one section of the Company Disclosure Schedule specifically refers to another section thereof), as follows:

3.1.          Organization and Qualification.

(a)           The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it (i) makes such qualification necessary and (ii) where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect.

(b)           Section 3.1(b) of the Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of incorporation.  Except for the capital stock of the Company Subsidiaries owned by the Company, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other interest in any person.

3.2.          Charter and Bylaws.  The Company has furnished or made available to the Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the Certificate of Incorporation, Bylaws or equivalent organizational documents of each Company Subsidiary, each as in full force and effect as of the date hereof.  Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

3.3.          Capitalization.

(a)           The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 10,000,000 shares of Redeemable Class “B” Preferred Stock of the Company, par value $.01 per share (“Class B Preferred Stock”) and 1,000 shares of Class A Preferred Stock of the Company, par value $.01 per share (“Class A Preferred Stock”, and, together with the Class B Preferred Stock, the “Company Preferred Stock”).  As of the date hereof, there are (i) 2,700,396 shares of Company Common Stock issued and outstanding; (ii) 60,663 shares of Class B Preferred Stock issued and outstanding; (iii) 138 shares of Class A Preferred Stock issued and outstanding; (iv) 385,959 shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company; (v) no shares of Company Common Stock or Company Preferred Stock owned by the Company Subsidiaries; and (vi) 346,950 shares of Company Common Stock reserved for future issuance pursuant to Company Stock Plans (including 341,514 shares subject to outstanding Company Options).  Except as set forth in this Section 3.3 or as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding (x) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (y) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (including, but not limited to, any stockholder rights plan or “poison pill”), (z) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (x), (y) and (z), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of the Company Subsidiaries to make any payments based on the price or value of shares of the Company’s capital stock.  Section 3.3 of the Company Disclosure Schedule accurately sets forth a list of all Company Stock Plans and information regarding the holder, the exercise price, the date of grant or issuance, vesting schedule and the number of underlying securities issuable in respect of each Company Option.  All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws (or applicable exemptions thereunder).  All securities of the Company subject to issuance upon exercise of Company Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.  Except as provided in the Company’s Certificate of Incorporation or as contemplated by this Agreement, the Company is not under any obligation to repurchase, redeem or otherwise acquire any securities of the Company or of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.  As of the date of this Agreement and except as contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company is a party, or, to the Knowledge of the Company, to which persons other than the Company are parties, that relate to the voting or control of any outstanding shares of the Company’s capital stock.  Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, no consent of holders of any Company Options is required to carry out the Merger and the other transactions contemplated by this Agreement, including, without limitation, the matters contemplated by Section 2.4 and Article 1.  All actions, if any, required on the part of the Company under the Company Options to allow for the treatment of Company Options as is provided in Section 2.4 and Article 1, have been, or prior to the Closing shall be, validly taken by the Company.  The Company has delivered or made available to the Parent complete and correct copies of the Company Stock Plans and all forms of Company Options and agreements under any such plans.

(b)           Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, each such share is owned by the Company or another Company Subsidiary, free and clear of all Encumbrances.  There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any Company Subsidiary (or obligations of the Company or any Company Subsidiary to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Company Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any Company Subsidiary to make any payment based on the value of any shares of any Company Subsidiary.  There are no outstanding obligations of the Company or any of

Company Subsidiary to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c)           Pursuant to the Company’s Certificate of Incorporation and all applicable documents and agreements designating or otherwise providing the terms of the Company Preferred Stock, all of the Company Preferred Stock is redeemable, at any time at the option of the Company, for a redemption price of (i) $135.30 per share, in the case of the Class A Preferred, and (ii) $2.625 per share, in the case of the Class B Preferred.

3.4.          Company SEC Reports; Financial Statements.

(a)           The Company has filed with the SEC, at or prior to the time due, and has heretofore made available to the Parent true and complete copies of, all forms, reports, schedules, registration statements, definitive proxy statements and other documents (together with all information incorporated therein by reference, the “Company SEC Reports”) it was required to file with the SEC since June 1, 2000.  As of their respective dates, the Company SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports.  As of their respective dates and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Section 3.4(a) of the Company Disclosure Schedule lists all comment letters or other correspondence received by the Company from the Staff of the SEC since June 1, 2000 with respect to any Company SEC Report or otherwise and all responses to such comment letters or correspondence by or on behalf of the Company, copies of all of which have been provided to the Parent, except letters and correspondence subject to an attorney-client privilege.

(b)           To the extent required in connection with the Company SEC Reports, the Company’s Chief Executive Officer and Chief Financial Officer have signed, and the Company has furnished to the SEC, all necessary certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications nor to the Company’s Knowledge is any such notice or action threatened.

(c)           Each of the financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or

Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).  Neither the Company nor any Company Subsidiary has, nor does the Company or any Company Subsidiary have any Knowledge of any basis for, any liabilities or obligations (whether absolute, accrued, contingent, or otherwise) of any nature, other than liabilities or obligations (i) accrued or reserved against in the most recent consolidated balance sheet of the Company included in the Company SEC Reports, (ii) disclosed in this Agreement, or (iii) incurred in the ordinary course of business consistent with past practice since the date of the balance sheet included in the most recent Company SEC Report (none of which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5.          Controls.

(a)           Each of the Company and the Company Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s consolidated assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)           The Company maintains disclosure controls and procedures required under the Exchange Act effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Section 3.5(b) of the Company Disclosure Schedule lists, and the Company has delivered to the Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

3.6.          Information Supplied.  The proxy statement/prospectus included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company’s stockholders included therein are referred to in this Agreement as the “Proxy Statement/Prospectus”) shall not, at the time the Proxy Statement/Prospectus is first mailed and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the

Merger in connection with which the Proxy Statement/Prospectus shall be mailed, except that no representation or warranty is made by the Company with respect to any information regarding the Parent, Merger Sub or any Affiliate of the Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement/Prospectus.  The Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

3.7.          Authorization and Enforceability.  The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, the corporate power and authority to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company’s Board of Directors and no other corporate proceedings on the part of the Company (other than Company Stockholder Approval) or any Company Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the Company Stockholder Approval, no other corporate action on the part of the Company or any Company Subsidiary is necessary to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to rules of Law governing bankruptcy, specific performance, injunctive relief, or other equitable remedies.  The approval by the Company’s Board of Directors of this Agreement and the transactions contemplated hereby is sufficient so that neither the restrictions on “business combinations” set forth in Section 203(a) of Delaware Law nor the provisions of any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or Bylaws of the Company shall apply to this Agreement or any of the transactions contemplated by this Agreement.  Under applicable Law, the Company’s current Certificate of Incorporation and Nasdaq rules, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote required for the stockholders of the Company to approve the Merger and no holders of any other Company Securities (including the holders of the Company Preferred Stock) are entitled to any vote regarding the Merger, this Agreement or any of the transactions contemplated hereby.

3.8.          Absence of Certain Changes or Events.  Except as contemplated hereby or as disclosed in Section 3.8 of the Company Disclosure Schedule or in the Company SEC Reports, since November 30, 2003, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and there has not been:

(a)           any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(b)           any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary

(other than any wholly owned subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;

(c)           any split, combination or reclassification of any of its capital stock;

(d)           any amendment of any provision of the Certificate of Incorporation, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, the Company or any Company Subsidiary (other than any wholly owned subsidiary);

(e)           any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money, other than trade payables incurred in the ordinary course of business and consistent with past practice;

(f)            any change in any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by reason of a change in GAAP and concurred with by the Company’s independent public accountants;

(g)           any issuance of any equity or debt securities of the Company other than pursuant to the Company Stock Plans and the Company Options in the ordinary course of business and consistent with past practice;

(h)           any acquisition or disposition of assets material to the Company and the Company Subsidiaries (except for sales of inventory in the ordinary course of business consistent with past practice), any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business), or any merger or consolidation with any third party, by the Company or any Company Subsidiary;

(i)            any creation or assumption by the Company or any Company Subsidiary of any Encumbrance on any asset other than in the ordinary course of business and consistent with past practice;

(j)            any capital expenditure or expenditures in excess of $100,000 individually or $500,000 in the aggregate, other than capital expenditures made in the ordinary course of business necessary for the purchase and installation of Sanova-related equipment pursuant to contractual obligations and which were specifically approved by John P. Richards, the Company’s President and Chief Financial Officer;

(k)           any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its material tangible property;

(l)            any material increase in the base salary of any officer or employee of the Company, other than increases in the base salary of non-officer employees in the ordinary course of business and consistent with past practice;

(m)          any adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance or other similar plan or any outstanding option, award, or benefit thereunder for the benefit of any of its directors, officers or employees;

(n)           entry by the Company into any joint venture, partnership or similar agreement with any person other than a Company Subsidiary; or

(o)           any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

3.9.          Consents and Approvals.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not: (a) violate any provision of the Certificate of Incorporation, Bylaws, or other governing document of the Company or any Company Subsidiary; (b) violate any Law or Order by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound; or (c) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violations, breaches, defaults, or other occurrences could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No filing with or permit, consent, or approval of any Governmental Entity or any other Person is required by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, the rules of Nasdaq, and the HSR Act; (ii) the Company Stockholder Approval; and (iii) the filing and recordation of the Certificate of Merger as required by Delaware Law.

3.10.        Permits.  Each of the Company and the Company Subsidiaries is in possession of all Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits could not reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of such Permits could not reasonably be expected to have a Company Material Adverse Effect.  Section 3.10 of the Company Disclosure Schedule lists all material Permits of the Company and the Company Subsidiaries, and the Company has made available to the Parent all other Permits of the Company and the Company Subsidiaries.

3.11.        Compliance with Laws.  All activities of the Company and each Company Subsidiary have been, and are currently being, conducted in all material respects in compliance with all applicable Laws and Orders.  To the Knowledge of the Company, the Company and each Company Subsidiary has timely filed, maintained or otherwise provided all registrations, reports, data, and other information and applications with respect to its Regulated Products required to be filed with or otherwise provided to the USDA, the FDA, the EPA or any other Governmental Entity with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied in all material respects with all applicable requirements of the USDA, the FDA, the EPA or any other Governmental Entity with respect to the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect.  All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any Regulated Products of the Company or any Company Subsidiary, filed with or delivered by or on behalf of the Company or any Company Subsidiary to any Governmental Entity were in material compliance with all applicable Laws and in all material respects true and accurate when so filed or delivered, and nothing has come to the attention of the Company that causes the Company to conclude that such documentation, correspondence, reports, data, analyses and certifications do not remain true and correct and in material compliance with all applicable Laws.

3.12.        Litigation.  Except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that contains ongoing material obligations, restricts the activities of the Company or any Company Subsidiary going forward or could reasonably be expected to prevent, hinder or delay the timely completion of the transactions contemplated by this Agreement.

3.13.        Employee Benefit Matters.  Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a)           None of the Company, any Company Subsidiary or any other “person” within the meaning of Section 7701(a)(1) of the Code, that together with the Company or any Company Subsidiary is considered a single employer (a “Company Affiliated Organization”) pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 4001(b)(1) of ERISA, sponsors, maintains, contributes to, is required to contribute to or has or could have any material liability, whether known or unknown, direct or indirect, fixed or contingent, with respect to, any “employee pension benefit plan” (a “Company Pension Plan”), as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a “Multiemployer Plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.  To the Knowledge of the Company, each such Company Pension Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law.  Each such other Company Pension Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Law, except for violations that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.  All Company Pensions Plans which the Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in all material respects in form and operation qualification requirements, except for violations, that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, and the Company has not received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4).

(b)           Section 3.13(b) of the Company Disclosure Schedule sets forth the name of each Company Affiliated Organization.

(c)           Neither the Company nor any Company Affiliated Organization has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to any Company Pension Plan, the Pension Benefit Guaranty Corporation or any other person, arising directly or indirectly under Title IV of ERISA other than liability pursuant to Section 4007 for premiums which are not yet due (without regard to any waiver).  No “reportable event,” within the meaning of Section 4043 of ERISA, has occurred with respect to any Company Pension Plan subject to Title IV of ERISA.  Neither the Company nor any Company Affiliated Organization has ceased operations at any facility or withdrawn from any Company Pension Plan in a manner which could subject the Company or Company Affiliated Organization to liability under Section 4062(e), 4063 or 4064 of ERISA.  Neither the Company nor any Company Affiliated Organization maintains, contributes to or has participated in or agreed to participate in any Company Pension Plan that is a Multiemployer Plan.  Neither the Company nor any Company Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan.  Neither the Company nor any Company Affiliated Organization has incurred, or has experienced an event that shall, within the ensuing 12 months, result in, a “complete withdrawal” or “partial withdrawal,” as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Company Pension Plan which is a Multiemployer Plan, and nothing has occurred that could result in such a complete or partial withdrawal.  Neither the Company nor any Company Affiliated Organization has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a 70 percent decline in contributions (as defined in Section 4205 of ERISA) shall occur within the next three plan years.

(d)           Neither the Company nor any Company Affiliated Organization sponsors, maintains, contributes to, is required to contribute to, or has or could have any material liability, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “employee welfare benefit plan” (“Company Welfare Plan”), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a Multiemployer Plan within the meaning of Section 3(37) of ERISA.  To the Knowledge of the Company, each such Company Welfare Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with applicable provisions of ERISA, the Code and other applicable Law.  Each such other Company Welfare Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Law, except for violations that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.  Benefits under each Company Welfare Plan are fully insured by an insurance company unrelated to the Company or any Company Affiliated Organization.  No insurance policy or Contract requires or permits retroactive increase in premiums or payments due thereunder.  Neither the Company nor any Company Affiliated Organization has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  No Company Welfare Plan which is a Multiemployer Plan imposes any post-withdrawal liability or contribution obligations upon the Company or any Company Affiliated Organization.  Neither the Company nor any Company Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state Law.

(e)           Neither the Company nor any Company Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any material liability, whether known or unknown, direct or indirect, fixed or contingent, with respect to any bonus plan, incentive plan, stock plan or any other current or deferred compensation (other than current salary or wages paid in the form of cash), separation, retention, severance, paid time off, or similar agreement, arrangement or policy, or any individual employment, consulting or personal service agreement other than a Company Pension Plan, a Company Welfare Plan or a Company Stock Plan (“Company Compensation Plans”), except for liabilities that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.  Each Company Compensation Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all applicable Law.

(f)            There are no facts or circumstances which could, directly or indirectly, subject the Company or any Company Affiliated Organization to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty, damages or other liabilities arising under Section 502 of ERISA, except for facts and circumstances that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(g)           Full payment will have been made of all amounts which the Company or any Company Affiliated Organization is required, under applicable Law, the terms of any Company Pension Plan, Company Welfare Plan or Company Compensation Plan (each, a “Company Plan” and, collectively, “Company Plans”), or any agreement relating to any Company Plan, to have paid as of Closing as a contribution, premium or other remittance thereto or benefit thereunder.  Each Company Pension Plan that is subject to the minimum funding standards of Section 412 of the Code and/or Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA and no waiver of any minimum funding requirements has been applied for or obtained with respect to any Company Pension Plan.  There shall be no change on or before Closing Date in the operation of any Company Plan or any documents with respect thereto which shall result in a material increase in the benefit liabilities under such Company Plans, except anniversary date salary increases for employees in the ordinary course of business and in a manner consistent with past practice or as may be required by Law.

(h)           The Company and each Company Affiliated Organization has timely complied in all material respects with all reporting and disclosure obligations with respect to the Company Plans imposed by the Code, ERISA or other applicable Law, except for violations that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(i)            There are no pending or, to the Company’s Knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Company Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(j)            The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Company Plan.  Except to the extent specifically disclosed on Section 3.13(j) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Plan currently in effect would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(k)           No employer other than the Company and/or a Company Affiliated Organization is permitted to participate or participates in the Company Plans.  No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Company Plan.

(l)            No action or omission of the Company, any Company Affiliated Organization or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Parent or the Surviving Corporation or the Company, any Affiliated Organization or any successor from amending, merging, or terminating any Company Plan in accordance with the express terms of any such plan and applicable Law.

(m)          Section 3.13(m) of the Company Disclosure Schedule lists and the Company has delivered or made available to the Parent true and complete copies of:  (i) all Company Plans and related trust agreements or other Contracts evidencing any funding vehicle with respect thereto; (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Company Plan for which such a report is required; (iii) the three most recent actuarial reports with respect to any Company Pension Plan that is a “defined benefit plan” within the meaning of Section 414(j) of the Code; (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Company Plan; (v) the most recent determination letter with respect to each Company Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service; and (vi) except for matters subject to an attorney-client privilege, all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manuals and interpretations that disclose any material liability with respect to any of the Company Plans that is not otherwise disclosed.

3.14.        Employees.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth (i) all Company and Company Subsidiary employees, as well as independent contractors and leased employees, as of the date hereof, including their respective name, job title or function, and location, as well as a true, correct and complete listing of the current salary or wage, incentive pay and bonuses, accrued vacation, and the current status (as to leave or disability pay status, leave eligibility status, full time or part time, exempt or nonexempt, temporary or permanent status) of all Company and Company Subsidiary employees; (ii) the names of all former officers of the Company or of any Company Subsidiary whose employment with the Company or such Company Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (iii) the names of the current officers (with all positions and titles indicated) and directors of the Company and of each Company Subsidiary.  All current and former employees, independent contractors and leased employees have been properly classified as such by the Company or the Company Subsidiaries.

(b)           The Company and the Company Subsidiaries have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, unemployment compensation, collective bargaining and the payment of social security and other taxes.

(c)           Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has labor relations problems or employment-related complaints or charges pending or, to the Knowledge of the Company, threatened or reasonably expected to arise against the Company or the Subsidiaries with the Equal Employment Opportunity Commission, Department of Labor, or any other comparable state or local agency and the Company’s and Subsidiaries’ labor relations are satisfactory.

(d)           There are no strikes, concerted slowdowns, concerted work stoppages, lockouts or, to the Knowledge of the Company, any threats thereof, by or with respect to any employees of the Company or the Company Subsidiaries.

(e)           Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, there are no workers’ compensation claims pending against the Company or the Company Subsidiaries nor, to the Knowledge of the Company, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.

(f)            Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, to the Knowledge of the Company, no employee, independent contractor or leased employee of the Company or the Company Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of the Company or the Company Subsidiaries.

3.15.        Property and Leases.

(a)           The Company and the Company Subsidiaries have sufficient title or leasehold interests to all their tangible properties and assets to conduct their respective businesses as currently conducted.  Neither the Company nor any Company Subsidiary owns any real property.

(b)           Section 3.15(b) of the Company Disclosure Schedule lists all leases for real or material personal property to which the Company or any Company Subsidiary is a party.  All leases of real property leased for the use or benefit of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company or any Company Subsidiary, nor any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any Company Subsidiary, which would permit any such lease to be terminated by the other party thereto.

3.16.        Intellectual Property Rights.

(a)           Section 3.16(a) of the Company Disclosure Schedule lists all Company Intellectual Property that is registered with U.S. Patent and Trademark Office or a corresponding foreign governmental or public authority and that:  (i) is owned by, licensed to or otherwise controlled by the Company and the Company Subsidiaries; (ii) is used in, developed for use in, or necessary to the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted or as it is contemplated to be conducted.  Section 3.16(a) of the Company Disclosure Schedule also lists all Company Intellectual Property that has been licensed to or from third parties.  The Company has delivered or made available to the Parent complete and accurate copies of correspondence, litigation documents, legal opinions (except those subject to attorney-client privilege), agreements, file histories and office actions relating to the patents and patent application listed on Section 3.16(a) of the Company Disclosure Schedule, except matters subject to attorney-client privilege.  Each item of Company Intellectual Property owned or used by the Company and the Company Subsidiaries immediately prior to the Effective Time hereunder shall be owned or available for use by the Parent or the Parent Subsidiaries on identical terms and conditions immediately after the Effective Time.

(b)           The Company and the Company Subsidiaries own, free and clear of any Encumbrance, other than pursuant to the license agreements or other contracts to which the Company is a party, and possess all right, title and interest, or hold a valid license, in and to all Company Intellectual Property, and have taken all reasonable action to protect the Company Intellectual Property.  To the Knowledge of the Company, all patents included in the Company Intellectual Property are valid and enforceable.  To the Knowledge of the Company, the Company Intellectual Property owned or licensed by the Company is sufficient for the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted and as it is currently contemplated to be conducted.  Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by the Company or any of the Company Subsidiaries to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Company Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.  The Company and the Company Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Company Intellectual Property.

(c)           Section 3.16(c) of the Company Disclosure Schedule lists the Internet domain names included in the Company Intellectual Property.  The Company or one of the Company Subsidiaries is the registrant and sole legal and beneficial owner of the Internet domain names included in the Company Intellectual Property, free and clear of any Encumbrance.  The Company or one of the Company Subsidiaries is the registered owner of the trademarks underlying each of the domain names included in the Company Intellectual Property.  The Company is not aware of any pending or threatened actions, suits, claims, litigation or proceedings relating to the domain names included in the Company Intellectual Property.  The Company has operated the websites identified in Section 3.16(c) of the Company Disclosure Schedule.

(d)           All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Intellectual Property on behalf of the Company or any of the Company Subsidiaries and all officers and technical employees of the Company or the Company Subsidiaries either (i) have been a party to “work-for-hire” arrangements or agreements with the Company or one or more of the Subsidiaries in accordance with applicable Law that has accorded the Company or the Company Subsidiaries effective and exclusive ownership of all intellectual property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company or one or more the Company Subsidiaries as assignee that have conveyed to the Company or one or more of the Company Subsidiaries effective and exclusive ownership of all intellectual property arising thereby.

(e)           The use of the Company Intellectual Property in the conduct of the Company’s and the Company Subsidiaries’ businesses, as currently conducted, has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any intellectual property right of any other Person, nor has the Company or any Company Subsidiary received any notice (written or, to the Knowledge of the Company, oral) of any infringement, misappropriation or violation by the Company or any Company Subsidiary of any intellectual property right of any third party.  Except in connection with litigation initiated by the Company to enforce its rights in the Company

Intellectual Property, no claim (written or, to the Knowledge of the Company, oral) by any Person contesting the validity of any Company Intellectual Property has been made, is currently outstanding or is threatened or, to the Knowledge of the Company, reasonably expected to arise.  To the Knowledge of the Company, no Person is infringing any intellectual property right of the Company or any Company Subsidiary.

(f)            For purposes of this Section 3.16, the term “Knowledge” shall not include knowledge that could have been possessed by the Company if it had performed a right to use, clearance or freedom to operate search concerning the intellectual property rights of the Company, any Company Subsidiary or any other Person, unless the Company otherwise possesses such Knowledge.

3.17.        Taxes.  As used in this Agreement, “Tax” or “Taxes” shall include all Federal, state, local and foreign income, gross receipts, business and occupation, franchise, real estate, property, sales, use, transfer, withholding, employment, payroll, excise, ad valorem, value added and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto.  Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a)           The Company and each Company Subsidiary (i) have properly prepared and timely filed all material federal, state, local and foreign tax returns and reports in respect of Taxes required to be filed by or with respect to the Company and each Company Subsidiary (taking into account any extension of time to file); (ii) paid or accrued in the financial statement included in the Company SEC Reports (other than a reserve for deferred taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109) all Taxes (whether or not shown to be due on such returns and reports); and (iii) paid or accrued in the financial statement included in the Company SEC Reports all material Taxes for which a notice of assessment or collection has been received by the Company or any Company Subsidiary (other than those being contested or which the Company intends to contest in good faith by appropriate proceedings).  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company or any of its subsidiaries.

(b)           The Company and each Company Subsidiary have withheld or collected and paid over to appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected by them in connection with amounts paid or owing to any employee, foreign person, creditor, stockholder or independent contractor.

(c)           No dispute or claim concerning any Tax liability of the Company or any Company Subsidiary has been proposed or claimed in writing or, to the Knowledge of the Company, threatened by any authority, including a claim that the Company or any Company Subsidiary is subject to Tax in a jurisdiction where it does not currently file a Tax return.  The Company has provided or made available to the Parent correct and complete copies of its Federal, state and local and foreign, if any, income Tax returns for Taxable years ending May 31, 2000 through May 31, 2003, and examination reports, and statements of deficiencies with respect to Federal, state and local or foreign income Taxes, if any, assessed against or agreed to by the Company and any of its subsidiaries with respect to Federal, state and local or foreign income Taxes for Taxable years ending May 31, 2000 or thereafter.

(d)           Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is currently effective.

(e)           Neither the Company nor any of the Company Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or sharing agreement that will survive the Closing.  Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company and any of its subsidiaries that is currently a member of the Company’s affiliated group filing a consolidated federal income Tax return) under Treas. Reg. Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

(f)            As of the date of the most recent financial statements included in the Company SEC Documents, the unpaid Taxes of the Company and the Company Subsidiaries did not exceed in any material respect the liability for Taxes (rather than any allowance for deferred Taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109) set forth on the face of such financial statements.

(g)           Neither the Company nor any of the Company Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other Law) in its current or in any future Taxable period by reason of a change in accounting method nor does the Company or any of the Company Subsidiaries have any Knowledge that the Internal Revenue Service (or other Taxing authority) has proposed or is considering proposing, any such change in accounting method.

(h)           Neither the Company nor any of the Company Subsidiaries is a party to any Contract that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Company Common Stock) as a result of the Merger that would not be deductible pursuant to the terms of Section 162(m), 280G or, to the Knowledge of the Company, 162(a)(1) of the Code.

(i)            Neither the Company nor any of the Company Subsidiaries is involved in, subject to, or a party to any joint venture, partnership, limited liability Company Contract or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes.  Neither the Company nor any Company Subsidiary owns an entity that is treated as “disregarded as an entity separate from its owner” pursuant to Section 301.7701-3 of the treasury regulations.

(j)            Neither the Company nor any of the Company Subsidiaries has been either a “Distributing Corporation” or a “Controlled Corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k)           There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and treasury regulations promulgated thereunder.  Neither the Company nor any of the Company Subsidiaries is or has been a party to any transaction where a deferred intercompany gain was generated under Section 1502 of the Code and the treasury regulations promulgated thereunder.

3.18.        Material Contracts.

(a)           Except as otherwise disclosed in Sections 3.14, 3.15 or 3.18 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to:

(i)            any Contract pursuant to which the Company or any Company Subsidiary has granted to, or obtained from, a third party a license to any Company Intellectual Property;

(ii)           any Contract pursuant to which any agent, sales representative, distributor or other third party markets or sells any Company Product;

(iii)          any union Contract, or any employment, consulting, severance, termination, or indemnification Contract providing for future payments, written or oral, with any current or former officer or director;

(iv)          any joint venture Contract or similar arrangement or any other agreement not in the ordinary course of business;

(v)           any Contract involving revenues or costs to the Company in excess of $50,000 which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated by reason of the execution of this Agreement or the Agreements to Facilitate Merger or the consummation of the Merger or the other transactions contemplated by this Agreement or the Agreements to Facilitate Merger;

(vi)          any Contract of the Company or any Company Subsidiary relating to the borrowing of money or an extension of credit; or

(vii)         any Contract that provides for an express non-competition covenant with any person or in any geographic area and which limits in any material respect the ability of the Company to compete in its current business lines.

(b)           The agreements listed in Sections 3.14, 3.15 and 3.18 of the Company Disclosure Schedule are referred to as the “Company Material Agreements.”  All Company Material Agreements are valid and binding agreements of the Company or a Company Subsidiary and are in full force and effect and shall remain in full force and effect immediately following consummation of the transactions contemplated by this Agreement.  Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any Company Material Agreement.

3.19.        Relations with Suppliers and Customers.  No material current supplier of the Company or any Company Subsidiary has canceled or, to the Knowledge of the Company, threatened to cancel any Contract for the provision of, or indicated an intention to reduce its supply of or not to provide, raw materials, products, supplies, or services to the businesses of the Company or any Company Subsidiary either prior to or following the Merger.  Neither the Company nor any Company Subsidiary has received any information from any customer that accounted for more than 5% of the revenues of the Company and its Subsidiaries during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the businesses of the Company or any Company Subsidiary either prior to or following the Merger.  No material current supplier of the Company has initiated any recall or issued any warning or received any FDA warning letters or FDA Form 483 notifications (other than warnings included as part of the product literature at the time of sale) in relation to any Company Products.  Schedule 3.19 lists the top twenty (20) customers of Company Products as measured by consolidated sales revenue earned by the Company for the twelve month period ended December 31, 2003.  To the Knowledge of the Company, all Company Products manufactured by third parties have been manufactured in material compliance with all applicable Laws, including all Laws regarding “good manufacturing processes” promulgated by the FDA or any other Governmental Entity.

3.20.        Environmental Matters.  The Company: (a) is in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof); (b) has not received any communication (written or, to the Knowledge of the Company, oral) from a Governmental Entity or third party alleging that the Company is not in compliance with, or has any liability under, any Environmental Law; (c) has not owned or operated any property that is contaminated with any Hazardous Material which may be expected to require remediation under any Environmental Law; (d) is not subject to liability for any Environmental Release, disposal or contamination (whether on-site or, to the Knowledge of the Company, off-site) of any Hazardous Material; (e) has not received any claims (written or, to the Knowledge of the Company, oral), and has no Knowledge of any potential claims, that the Company or any Company Subsidiary may be liable under any Environmental Law; and (f) is not subject to any other circumstances in connection with any Environmental Law that could reasonably be expected to have a Company Material Adverse Effect.

3.21.        Company Products; Regulation.  Except as set forth in Section 3.21 of the Company Disclosure Schedule:  (a) since June 1, 2000 through the date hereof there have been no notices, citations or decisions by any Governmental Entity that any Company Products are defective or fail to meet any applicable standards promulgated by any such Governmental Entity; (b) the Company and the Company Subsidiaries have complied in all material respects with all Laws and specifications with respect to the design, manufacture, labeling, testing and inspection of Company Products promulgated by any Governmental Entity; and (c) since June 1, 2000 through the date hereof, there have been no recalls, field notifications, seizures FDA warning letters or FDA Form 483 notifications ordered or, to the Knowledge of the Company, threatened by any such Governmental Entity with respect to any of the Company Products.  The Company has delivered or made available to the Parent copies of all medical device reports, customer complaints and adverse incidents with respect to the Company Products received by the Company since June 1, 2000.

3.22.        Interested Party Transactions.  Since June 1, 2000, except as described in the Company SEC Reports or Section 3.22 of the Company Disclosure Schedule:  (a) no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; and (b) there are no existing contracts, agreements, business dealings, arrangements or other understandings between the Company or any Company Subsidiary and any Related Party.  There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company or any Company Subsidiary.

3.23.        Change in Control.  Except as described in Section 3.23 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Agreements to Facilitate Merger and the consummation of the transactions contemplated hereby and thereby shall not (a) result in any payment (including severance, unemployment compensation, Tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Company Stock Plan, any Benefit Plan, agreement or otherwise, (b) materially increase any benefits otherwise payable under any Company Stock Plan, any Benefit Plan, agreement or otherwise or (c) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

3.24.        Fairness Opinion.  The Company has received a written opinion from Duff & Phelps LLC, financial advisor to the Company, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the merger consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view.  A copy of such opinion has been delivered to the Parent.  As of the date hereof, such opinion has not been withdrawn, revoked or modified.

3.25.        No Finders.  Except as provided in Section 3.25 of the Company Disclosure Schedule, the Company has not incurred any brokers’, finders’ or any similar fee in connection with the transactions contemplated by this Agreement.

3.26.        Disclosure.  No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedule or any certificate delivered by the Company to the Parent pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made.

3.27.        Tax Treatment.  Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND MERGER SUB

As a material inducement to the Company to enter into this Agreement, with the understanding that the Company shall be relying thereon in consummating the transactions contemplated hereunder, the Parent and Merger Sub hereby represent and warrant to the Company that:

4.1.          Organization and Qualification.  Each of the Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.  Each of the Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it (a) makes such qualification necessary and (b) where the failure to qualify could reasonably be expected to have a Parent Material Adverse Effect.

4.2.          Capitalization.  As of February 29, 2004, the authorized capital stock of the Parent consists of (a) 400,000,000 shares of Parent Common Stock, of which there were 257,215,105 shares issued and outstanding and 53,606,761 shares held in the Parent’s treasury, and (b) 15,000,000 shares of preferred stock with no par value, of which there were no shares issued and outstanding.  The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 of which are issued and outstanding and owned by the Parent.  All issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 shall be, at the time of issuance and delivery, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.  The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 shall be registered under the Securities Act and duly listed for trading on the NYSE, subject to official notice of issuance.

4.3.          Parent SEC Reports; Financial Statements.

(a)           The Parent has filed with the SEC, at or prior to the time due, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, registration statements, definitive proxy statements and other documents (together with all information incorporated therein by reference, the “Parent SEC Reports”) it was required to file with the SEC since January 1, 2001.  As of their respective dates, the Parent SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Parent SEC Reports.  As of their respective dates and as of the date any information from the Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           To the extent required in connection with the Parent SEC Reports, the Parent’s Chief Executive Officer and Chief Financial Officer have signed, and the Parent has furnished to the SEC, all necessary certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications nor to the Parent’s Knowledge is any such notice or action threatened.

(c)           Each of the financial statements of the Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and  its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).  Neither the Parent nor any of its subsidiaries has, nor does the Parent have any Knowledge of any basis for, any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) other than liabilities or obligations (i) disclosed in the Parent SEC Reports or (ii) which could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4.          Registration Statement.  The Registration Statement and any amendments or supplements thereto will comply in all material respects with the Securities Act, and none of the information relating to the Parent or its Affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Parent with respect to information supplied by the Company or any Affiliate of the Company specifically for inclusion in the Registration Statement.

4.5.          Authorization and Enforceability.  Each of the Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and Merger Sub and by the Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of the Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of the Parent and Merger Sub and constitutes the valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to rules of Law governing bankruptcy, specific performance, injunctive relief, or other equitable remedies.

4.6.          Absence of Certain Changes or Events.  Except as contemplated hereby or as disclosed in the Parent SEC Reports, since September 30, 2003, the Parent and its subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

4.7.          Consents and Approvals.  The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation, Bylaws or other governing document of the Parent and Merger Sub; (b) violate any Law or Order by which the Parent or Merger Sub or any of their respective properties or assets may be bound; or (c) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the properties or assets of the Parent or Merger Sub under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Parent or Merger Sub is a party, or by which it or any of its properties or assets may be bound, except where such violation could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No filing with or permit, consent, or approval of any Governmental Entity is required by the Parent or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act or the Exchange Act, state takeover or securities laws and the Antitrust Laws, and (ii) the filing and recordation of the Certificate of Merger as required by Delaware Law.

4.8.          Ownership and Interim Operations of Merger Sub.  Merger Sub is a direct, wholly owned subsidiary of the Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the performance of its obligations hereunder.

4.9.          Litigation.  There are no suits, actions or proceedings pending or, to the Knowledge of the Parent or Merger Sub, threatened against or affecting the Parent or any of its subsidiaries that could reasonably be expected to prevent, hinder or delay the timely completion of the transaction contemplated by this Agreement.  Neither the Parent nor any of its subsidiaries is subject to any outstanding Order that could reasonably be expected to prevent, hinder or delay the timely completion of the transaction contemplated by this Agreement.

4.10.        No Finders.  Except for certain obligations to Credit Suisse First Boston LLC, the Parent has not incurred any brokers’, finders’ or any similar fee in connection with the transactions contemplated by this Agreement.

4.11.        Tax Treatment.  Neither the Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

ARTICLE 5.
COVENANTS AND AGREEMENTS

5.1.          Conduct of Business of the Company.  Except as contemplated by this Agreement or to the extent that the Parent otherwise consents in writing, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, the Company and each Company Subsidiary shall conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and the Company and each Company Subsidiary shall use commercially reasonable efforts to preserve intact in all material respects their respective business organizations, to maintain in all material respects their present and planned business, to keep available in all material respects the services of their respective officers and employees and to maintain in all material respects satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having business relationships with them.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time, neither the Company nor any Company Subsidiary shall, without the prior written consent of the Parent (which, in the case of subsection (k) below, may not be unreasonably withheld):

(a)           amend or otherwise change their Certificate of Incorporation or Bylaws or other organizational documents;

(b)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock pursuant to the exercise of presently outstanding Company Options) or (ii) any assets of the Company or any Company Subsidiary, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) (i) any corporation, partnership, limited liability company or other business organization or any division thereof or, (ii) any material amount of assets forming part of any such business organization or division;

(f)            except for trade payables incurred in the ordinary course of business and consistent with past practice, create, incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, or create, incur or assume any Encumbrance on any asset;

(g)           authorize, make or agree to make any capital expenditure or expenditures in excess of $100,000 individually or $500,000 in the aggregate, other than capital expenditures in the ordinary course of business necessary for the purchase and installation of Sanova-related equipment pursuant to contractual obligations and which are specifically approved by John P. Richards, the Company’s President and Chief Financial Officer;

(h)           except as otherwise provided in this Agreement or as set forth in Section 5.1(h) of the Company Disclosure Schedule, (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except anniversary date salary increases for employees in the ordinary course of business and in a manner consistent with past practices or as required by applicable Law; (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any bonus, pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant; or (iii) except as required by or applicable Law, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit plan, agreement, or arrangement, or any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by Law or that would not materially increase benefits under the relevant plan);

(i)            alter or revise its accounting principles, procedures, methods or practices in any material respect (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) except as required by applicable Law or regulation or by a change in GAAP and concurred with by the Company’s and the Parent’s independent public accountants;

(j)            pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reported in the Company’s balance sheet as of November 30, 2003, or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice;

(k)           enter into or terminate, amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any (i) distribution Contract unless such Contract or modification (A) is entered into in the ordinary course of business and consistent with past practice, (B) is specifically approved by both John P. Richards, the Company’s President and Chief Financial Officer, and James L. Winter, the Company’s Vice President and General Manager, Animal Health, and (C) either (aa) it contains a provision that it can be rescinded by the Parent as of the Closing if the Parent determines that such Contract or modification is reasonably likely to cause the Parent or the Surviving Corporation to be in breach of any Contractual obligations or in violation of applicable law immediately after the Effective Time or (bb) the Company provides the Parent (or its outside designee) with a copy of the proposed Contract or modification, with all provisions redacted other than those as would be reasonably necessary for the Parent (or its outside designee) to determine whether such proposed Contract or modification would violate law or would be reasonably likely to cause the Parent or the Surviving Corporation to be in breach of any Contractual obligations immediately after the Effective Time, with the copy of such redacted Contract to be provided to Parent (or its outside designee) at least three (3) business days prior to the proposed signing date; (ii) any Company Material Agreement or any Contract that would constitute a Company Material Agreement, other than distribution Contracts (which are governed by subsection (i) above); or (iii) any other Contract outside of the ordinary course of business and consistent with past practice; provided, however, that nothing in this Section 5.1(k) shall prohibit the Company from entering into Contracts with customers for the purchase and installation of Sanova-related equipment in the ordinary course of business and consistent with past practice and which are specifically approved by John P. Richards, the Company’s President and Chief Financial Officer;

(l)            remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice;

(m)          institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it, at law or in equity or before any Governmental Entity (including, but not limited to, the USDA and the FDA) or any nongovernmental self-regulatory agency;

(n)           file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund or credit of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action, including making any election with respect to any Taxes, relating to the filing or any Tax Return or the payment of any Tax, if such amendment, agreement, settlement, surrender, consent, election or other action would have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary or materially decreasing any Tax attribute of the Company or any Company Subsidiary at or after the Effective Time;

(o)           take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of the Company contained herein inaccurate or breached such that the conditions in Section 6.2(a) shall not be satisfied at, or as of any time prior to, the Effective Time; or

(p)           enter into, or publicly announce an intention to enter into, any Contract or otherwise agree or consent to do any of the foregoing actions set forth in this Section 5.1.

5.2.          No Solicitation.

(a)           From and after the date hereof until the Effective Time or the termination of this Agreement pursuant to Article 7, the Company shall not, and shall cause its Company Subsidiaries and their respective officers, directors, employees, financial advisors, counsel, representatives and agents (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, encourage or otherwise facilitate the making of an Acquisition Proposal; (ii) enter into any agreement regarding an Acquisition Proposal (except for any confidentiality agreement, to the extent provided below); or (iii) participate or engage in or encourage in any way negotiations or discussions concerning, or provide any non-public information to, any Person relating to, an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal.

(b)           Notwithstanding the provisions of Section 5.2(a) and subject to compliance with Section 5.2(d), this Agreement shall not prohibit the Company’s Board of Directors from, prior to obtaining the Company Stockholder Approval, furnishing nonpublic information to or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide Acquisition Proposal that the Company’s Board of Directors reasonably determines is likely to result in a Superior Proposal, if, and only to the extent that:

(i)            the Company’s Board of Directors, after consultation with outside legal counsel to the Company, determines in good faith that such action is required in order for the Company’s Board of Directors to comply with its fiduciary duties under applicable Law;

(ii)           prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such Person after the date hereof, the Company (A) provides written notice of at least one (1) business day to the Parent to the effect that it intends to furnish information to, or enter into substantive discussions or negotiations with, such Person, and naming and identifying the Person making the Acquisition Proposal, and (B) receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement; and

(iii)          the Company concurrently provides the Parent with all non-public information to be provided to such Person that the Parent has not previously received from the Company, the Company keeps the Parent reasonably informed of the status and the material terms and conditions and all other material developments with respect to any such discussions or negotiations, and the Company provides the Parent with copies of all material documents regarding such discussions and negotiations (other than documents subject to an attorney-client privilege).

(c)           The Company shall notify the Parent promptly (and in any event, within 36 hours) if it or any of its Representatives receives an Acquisition Proposal or any inquiry reasonably likely to lead to a Acquisition Proposal or if any discussions or negotiations are sought to be initiated or continued with the Company or its Representatives concerning an Acquisition Proposal, and such notification shall contain the name of the Person involved and the material terms and conditions of such an Acquisition Proposal.

(d)           Upon execution of this Agreement, the Company and its Representatives shall, and shall cause all Company Subsidiaries and their respective Representatives to, immediately terminate all discussions with any Person (other than the Parent) concerning any Acquisition Proposal, and shall request that such Persons promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal.  The Company shall not waive any provision of any confidentiality, standstill or similar agreement entered into with any Person regarding any Acquisition Proposal, and prior to the Closing shall enforce all such agreements in accordance with their terms.

(e)           Unless and until this Agreement has been terminated in accordance with Article 7, the Company shall not:

(i)            withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or Merger Sub, the approval or recommendation of the Merger as set forth in Section 5.3(a) unless the Company has complied in all other respects with this Section 5.2 and the Company’s Board of Directors, after consultation with outside legal counsel to the Company, determines in good faith that such action is required in order for the Company’s Board of Directors to comply with its fiduciary duties under applicable Law; or

(ii)           approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal.

(f)            Notwithstanding the foregoing, in the event that, prior to obtaining the Company Stockholder Approval, the Company’s Board of Directors receives a Superior Proposal, the Company’s Board of Directors may, if it determines in good faith, by resolution duly adopted after consultation with outside legal counsel to the Company, that such action is required in order for the Company’s Board of Directors to comply with its fiduciary duties under applicable Law, approve or recommend such Superior Proposal and terminate this Agreement as permitted pursuant to the terms of Section 7.1(f) (and, at its option, concurrently with or immediately after such termination cause the Company to enter into a definitive agreement with respect to such Superior Proposal); provided that:

(i)            the Company notifies the Parent in writing that it intends to take such action, which notice must identify the party making such proposal, set forth the material terms of such proposal, and have attached to it the most current version of any such written agreement;

(ii)           Parent shall not have proposed, within three (3) business days after receipt of such notice from the Company, to amend this Agreement to provide for terms as favorable as or superior to those of the Superior Proposal;

(iii)          provided the Parent has submitted a proposal to amend this Agreement as contemplated by subparagraph (ii) above, (A) for a period of three (3) business days after receipt of such proposal, the Company shall have reasonably considered and discussed in good faith all proposals submitted by the Parent and, without limiting the foregoing, met with, and caused its financial advisors and legal advisors to meet with, the Parent and its advisors from time to time as reasonably requested by the Parent to reasonably consider and discuss in good faith the Parent’s proposals; and (B) the Company’s Board of Directors reasonably and in good faith determines, after consultation with its financial and legal advisors, that after taking into account any amendments to this Agreement proposed by the Parent as of the end of such three (3) business day negotiation, the Parent’s proposal is not at least as favorable to the stockholders of the Company as the Superior Proposal.

Without limiting any other rights of the Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendations of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Section 203 of Delaware Law and any other takeover statute to be inapplicable to, this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.

(g)           Nothing contained in this Section 5.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from taking any action or making any disclosure required by applicable Law.

5.3.          Proxy Statement; Registration Statement; Stockholders Meeting.

(a)           The Company shall take all lawful action to (i) cause a special meeting of its stockholders (such meeting or any adjournment thereof, the “Company Stockholders Meeting”) to be duly called and held as soon as practicable (and in any event within 45 days) following the date on which the Registration Statement becomes effective for the purpose of voting on the approval and adoption of the agreement of merger (within the meaning of Section 251 of Delaware Law) contained in this Agreement and the Merger (the “Company Stockholder Approval”), and (ii) solicit proxies from its stockholders to obtain the Company Stockholder Approval for such approval and adoption.  Except as permitted by Sections 5.2(e) and 5.2(f), the Company’s Board of Directors shall recommend approval and adoption of the agreement of merger (within the meaning of Section 251 of Delaware Law) contained in this Agreement and the Merger by the Company’s stockholders; provided, however, that unless this Agreement is previously terminated in accordance with Article 7, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company’s Board of Directors determines at any time after the date hereof that it is no longer advisable or recommends that the Company stockholders reject it (and not postpone or adjourn such meeting or the vote by the Company’s stockholders upon this Agreement and the Merger to another date without the Parent’s approval).  In accordance therewith, the Company shall, with the cooperation of the Parent, prepare and file, as soon as reasonably practicable, a Proxy Statement/Prospectus.  The Company shall use all reasonable efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of the Company, as soon as reasonably practicable following its effectiveness, with the date of mailing as mutually determined by the Company and the Parent.

(b)           The Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the Securities Act registering the shares of Parent Common Stock to be issued in the Merger (the “Registration Statement”), which Registration Statement shall include the Proxy Statement/Prospectus.  The Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable.  The Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to the Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as the Parent may reasonably request in connection with any such action.

(c)           The Parent shall notify the Company promptly of the receipt of the comments of the SEC with respect to the transactions contemplated hereby and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply the Company with copies of all material correspondence with the SEC with respect to the transactions contemplated hereby.

(d)           If at any time prior to the Effective Time, any event should occur relating to the Company, any Subsidiary, or the Company’s officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform the Parent. If at any time prior to the Effective Time, any event shall occur relating to the Parent or Merger Subsidiary or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or the Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.

5.4.          Redemption of Preferred Stock.  As soon as practicable following the execution and delivery of this Agreement, and in any event no later than five (5) business days prior to the Closing Date, the Company and its Board of Directors shall take all actions necessary pursuant to the Company’s Certificate of Incorporation and all applicable documents and agreements designating or otherwise providing the terms of the Company Preferred Stock to redeem all of the issued and outstanding shares of Company Preferred Stock, at the price per share provided in Section 3.3(c).

5.5.          State Takeover Statutes.  The Company and its Board of Directors shall (a) take all reasonable actions necessary to ensure that no “fair price”, “control share acquisition”, “moratorium” or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby and (b) if any “fair price”, “control share acquisition”, “moratorium” or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement or the Stockholder Agreements, the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby and thereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.

5.6.          Affiliates.  Within ten (10) days after the date of this Agreement, the Company shall deliver to the Parent a letter identifying all persons who are to the Company’s Knowledge “affiliates” of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use reasonable efforts to cause each such person to deliver to the Parent at least five (5) business days prior to the Effective Time, a written agreement covering Rule 145 matters in customary form and reasonably acceptable to the Parent and the Company from each such person.

5.7.          NYSE Listing Application.  The Parent shall prepare and submit to the NYSE a listing application for Parent Common Stock to be issued in the Merger pursuant to Article 2 of this Agreement and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official Notice to the NYSE of issuance.  The Company shall cooperate with the Parent in such listing application.

5.8.          Confidentiality.  The Parent and the Company shall comply with, and shall cause their respective representatives to comply with, in all respects, all of their respective obligations under the Confidentiality Agreement, and in no event shall the negotiation, entering into or termination of this Agreement be deemed to waive or otherwise adversely affect the rights and obligations of the parties under the Confidentiality Agreement, which rights and obligations shall continue in full force and effect in accordance with their terms.

5.9.          Access to Information.  The Company shall afford to the Parent and Merger Sub, and to their respective accountants, officers, directors, employees, counsel, and other representatives reasonable access, during normal business hours, upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, data, contracts, commitments, and records.  During such period, the Company shall additionally furnish promptly to the Parent and Merger Sub all information concerning the Company’s and all Company Subsidiaries’ businesses, prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, pilot studies, clinical data and studies and evaluations, patient results, regulatory compliance, officers, employees, third party clinical investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company and all Company Subsidiaries as the Parent and Merger Sub may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company and all Company Subsidiaries as the Parent and Merger Sub may reasonably request.  No investigation pursuant to this Section 5.9 shall affect any representation or warranty of the Company contained herein or any condition to the obligations of the Parent and Merger Sub hereto.  The parties hereto agree that the Company’s disclosure obligations hereunder shall not require the disclosure of competitively sensitive information in a manner that would create a risk of liability under the Antitrust Laws.

5.10.        Approvals and Consents; Cooperation.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate with each other and to use all commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.10(a) will require that any party hereto take any action, or to refrain from taking any action, pursuant to the Antitrust Laws.

(b)           Each of the Parent and the Company will (i) make or cause to be made the filings required of such party to this Agreement under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) subject to Section 7.1(j), comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party to this Agreement from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Entity in respect of such filings or such transactions, (iii) subject to Section 7.1(j), act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other Law or Order designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such transaction and (iv) subject to Sections 5.10(d) and 7.1(j), use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  To the extent not prohibited by applicable Law, each party to this Agreement will use all commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement.

(c)           Each of the Parent and the Company will, except to the extent impermissible under, or inconsistent with, applicable Law, (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of), any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity, (iii) not participate in any meeting with any Governmental Entity unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the reasonable opportunity to attend and participate at any such meeting, (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Merger, and (v) furnish the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity.  The Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.10(c) as “outside counsel only.”  Such materials, and the information contained therein, will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be) or such source’s legal counsel.

(d)           Notwithstanding anything to the contrary in this Agreement, (i) if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, no party will have any obligation to contest or resist any such action or proceeding or to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement; and (ii) none of the Parent, any of its subsidiaries or the Surviving Corporation, will be required (and the Company will not, without the prior written consent of the Parent, agree, but will, if so directed by the Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, the Parent or any of their respective Affiliates.

5.11.        Commercially Reasonable Efforts; Further Actions.  Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner possible.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.12.        Officers’ and Directors’ Indemnification.

(a)           The Parent and the Surviving Corporation agree that the Surviving Corporation shall provide to the directors and officers of the Company indemnification to the fullest extent provided by the Company’s Certificate of Incorporation and Bylaws with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby until the six year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to but which have not been resolved by the sixth (6th) anniversary of the Effective Time, until such matters are finally resolved).

(b)           Prior to the Effective Time, the Company shall purchase the six (6) year extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy, which endorsement provides six years of coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by such policy on terms no less favorable than the terms of such policy; provided, however, that the aggregate cost of the endorsement may not exceed $200,000 without the Parent’s prior written consent.

(c)           In addition to the other rights provided for in this Section 5.12 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by this Section 5.12), after the Effective Time the Parent shall guarantee the obligations of the Surviving Corporation to honor all indemnification obligations under the Company’s Certificate of Incorporation, the Company’s Bylaws and any indemnification agreements between the Company and any person (all copies of which have been previously provided or made available to the Parent) as same exist, if at all, as of the date hereof.

5.13.        Notification of Certain Matters.  The Company shall give prompt written notice to the Parent, and the Parent shall give prompt written notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.14.        Public Announcements.  The Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by applicable Nasdaq or NYSE rules.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.

5.15.        Voting of Shares.  To induce the Parent to execute this Agreement, all of the officers and directors of the Company, and each Person who holds shares of Company Common Stock that are also deemed beneficially owned by Thomas Kempner (a director of the Company), have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as Exhibit 5.15 (the “Agreements to Facilitate Merger”) pursuant to which, as and to the extent set forth therein, each such person has agreed to vote his, her or its shares of Company Common Stock in favor of the Merger at the Company Stockholders Meeting.

5.16.        Executive Officer Agreements.  Upon execution of this Agreement, each officer or employee of the Company listed in Exhibit 5.16 shall enter into an employment agreement, in form and substance satisfactory to the Parent and such officer or employee, for the benefit of the Company, the Parent and the Surviving Corporation and their Affiliates, which employment agreement shall become effective upon, and contingent upon the occurrence of, the Effective Date.

5.17.        Expenses.  Except as set forth in Section 7.2 and as otherwise provided in this Section 5.17, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that the Company and the Parent shall share equally the cost of printing and filing with the SEC the Proxy Statement/Prospectus and the Registration Statement.  The parties agree that within five (5) business days of the execution of this Agreement, the Parent will pay to the Company an amount of $250,000 to reimburse, in part, the out-of-pocket fees and expenses for legal, accounting and financial advisor services and the other fees and expenses incurred by the Company through the date of this Agreement in connection with this Agreement and the transactions contemplated hereby.  The Parent shall assume and pay, or reimburse the Company for, all reasonably documented out-of-pocket fees payable and expenses incurred exclusively in connection with the Company’s pursuit of clearance under the HSR Act; provided, however, that this obligation shall apply only to the extent such fees and expenses arise from actions taken after the date of this Agreement and are expressly approved in advance by the Parent (the “Company HSR Expenses”), it being agreed that such approval may not be unreasonably withheld, delayed or limited in scope (giving due consideration to the parties’ respective obligations under Section 5.10, including the general obligation to use commercially reasonable efforts to advance the Merger in the most expeditious manner practicable); and provided further, that the Company shall not be liable under this Agreement for any failure to take actions which are subject to the foregoing advance approval requirement, for which approval is sought, and which are not so approved.  The Company shall send the Parent invoices for the Company HSR Expenses not directly assumed or paid by the Parent on a monthly basis, and the Parent shall reimburse the Company for the amount reflected in such invoices as soon as practicable following receipt of each such invoice.

5.18.        Section 368 Qualification.  The Parent, Merger Sub and the Company will each use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, will report the Merger in such manner and will not take any action reasonably likely to cause the Merger to not so qualify.

5.19.        Provision of Tax Returns.  The Company and each Company Subsidiary shall deliver to the Parent copies of each Tax Return with respect to Taxes based upon net income or net profits filed or to be filed by the Company or any Company Subsidiary on or after the date of this Agreement and through the Effective Time, such that they are received by the Parent no later than three (3) business days prior to the Effective Time.

5.20.        Employee Benefit Plans.  Prior to the Closing:

(a)           The Company shall terminate, effective as of the Closing, subject to the payment of any benefit then due:

(i)            each employee welfare benefit plan, within the meaning of Section 3 of ERISA;

(ii)           each cafeteria plan, within the meaning of Section 125 of the Code; and

(iii)          each other plan or program under which benefits other than regular compensation for services are provided to the Company’s employees.

(b)           The Company shall obtain resignations from the two individual trustees of the Alcide Corporation Employee Stock Ownership Plan (“ESOP”) effective upon the Closing and the appointment by Parent of a successor trustee.

(c)           The Company shall take all actions necessary to:

(i)            have proxy materials provided to ESOP participants notifying them of their voting rights in connection with the Merger as required under the ESOP plan document, ESOP trust agreement and applicable Law;

(ii)           process and tally voting directions received from ESOP participants as required under the ESOP plan document, ESOP trust agreement and applicable Law; and

(iii)          ensure that the ESOP Trustees voted Shares held by the ESOP in accordance with voting directions received by ESOP participants and voted Shares held by the ESOP for which voting directions have not been received in accordance with the terms of the ESOP plan document, ESOP trust agreement and applicable Law.

(d)           The Company shall take all actions necessary to terminate the Alcide Corporation Employee Stock Ownership Plan no later than immediately prior to the Closing.

(e)           The Company shall take all actions necessary to terminate the Alcide Corporation 401(k) (the “401(k) Plan”), no later than immediately prior to the Closing.  Distribution to active employee participants will be deferred until receipt of a determination letter from the Internal Revenue Service ruling that the qualified status of the 401(k) Plan is not adversely affected by the termination.  Prior to the Closing the Company shall prepare a Form 5310 application to the Internal Revenue Service for such a determination letter to be submitted, subject to review by Parent.

(f)            The Company shall provide written notification of the termination of employee benefit plans Plan to Company employees, the ESOP and 401(k) Plan trustees and any third party administrator associated with such plans.

(g)           The Company shall provide to Parent and Merger Sub such documents and information as is reasonably necessary to evidence compliance with the covenants set forth in this Section 5.20, including samples of the proxy voting materials sent to ESOP participants, documentation of the process used by the trustee to vote Shares held by the ESOP and plan amendments, board resolutions and notices to employees, trustees and third parties regarding plan terminations and amendments.

(h)           The Parent shall take all action necessary to cause such employee welfare benefit plans, within the meaning of Section 3 of ERISA, and cafeteria plans, within the meaning of Section 125 of the Code, as are generally available to employees of the Parent to be available to eligible employees of the Company and its Affiliates as of the Closing.

(i)            The Parent shall take all action necessary to cause such employee pension benefit plans, within the meaning of Section 3 of ERISA, as are generally available to employees of the Parent to be available to eligible employees of the Company and its Affiliates in accordance with their terms.

(j)            The Parent shall take all action necessary to cause the period of service of the eligible employees with the Company and its Affiliates, including service with the Company and its Affiliates prior to its acquisition by the Parent, to be counted as service for the Parent for purposes of determining eligibility and vesting only (and not for purposes of determining benefit accrual or employer subsidies) under the Parent’s employee welfare benefit plans and employee pension benefit plans as of the Closing.  An employee who, as of the date of closing and taking such service into account, satisfies the requirements for immediate participation in any such plan will become a participant in the plan as of the Closing.  An eligible employee’s period of service with the Company and its Affiliates will be taken into account as service with the Parent for purposes of determining benefits under the Parent’s short-term disability and vacation programs and, notwithstanding the limitation in the first sentence of this subsection (j), the Parent’s severance plan.

5.21.        Bonuses.

(a)           If the Merger is completed prior to the time when bonuses are to be paid to employees of the Company and its subsidiary as contemplated by Section 5.1(h) of the Company Disclosure Schedule, then the Parent shall assume and pay all such bonuses at the time specified therein.  For the avoidance of doubt, nothing in this Section 5.21(a) shall be construed to authorize the payment of any bonuses prior to such time or, unless otherwise expressly agreed in writing, to require the Parent to pay any such bonus to a Person who is not an employee of the Parent, the Company or one of their Affiliates at the time payment is made.

(b)           If the Merger is completed after May 31, 2004, then the Parent shall pay to each participant in the Company’s incentive plans a pro-rated bonus calculated as follows: (i) for each participant in the Management Incentive Plan, the bonus will equal (A) 50% of the base salary as of the Closing of the participant multiplied by (B) a fraction, the numerator of which is the number of days after May 31, 2004, through and including the Closing Date, and the denominator of which is three hundred sixty-five (365) (such fraction is referred to as the “Bonus Adjustment Ratio”), (ii) for each participant in the Division Incentive Plan, the bonus will equal the bonus paid to the participant for the fiscal year ended May 31, 2004, multiplied by the Bonus Adjustment Ratio, and (iii) for each participant in the Sales Incentive Plan, the bonus will equal the bonus the participant would earn under such plan based on sales activity during the period commencing June 1, 2004, and continuing through and including the Closing Date.  Unless otherwise expressly agreed in writing, the Parent will pay the foregoing bonuses for Management Incentive Plan participants no later than July 15, 2005, and for Division Incentive Plan and Sales Incentive Plan participants no later than May 31, 2005.  Notwithstanding the foregoing, unless otherwise expressly agreed in writing, none of the foregoing bonuses will be paid to a Person who is not an employee of the Parent, the Company or one of their Affiliates at the time payment is made.

5.22.        Communications.  Each of the Parent, Merger Sub and the Company will issue public announcements and communicate with employees and other Persons in compliance with the written communication plan agreed upon concurrently with the execution of this Agreement.

ARTICLE 6.

CONDITIONS PRECEDENT

6.1.          Conditions to Obligations of the Parent, Merger Sub, and the Company.  The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)           No Injunction.  None of the Parent, Merger Sub, or the Company shall be subject to any final Order of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of the Parent effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

(b)           Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(c)           Registration Statement.  The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any “stop order,” and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved.  The Parent shall also have received all state securities Law or blue sky authorizations necessary to carry out the transactions contemplated hereby.

(d)           NYSE Listing. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly listed on the NYSE, subject to official notice of issuance.

(e)           Waiting Periods.  The waiting periods applicable to the consummation of the Merger under the Antitrust Laws shall have expired or been terminated.

6.2.          Conditions to Obligations of the Parent and Merger Sub.  The respective obligations of the Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)           Each representation and warranty of the Company contained in this Agreement, to the extent qualified by materiality (including a Company Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, in each case when made and on and as of the date hereof and on the Closing Date as though made on and as of such date (except for representations and warranties made as of a specified date, which, to the extent qualified by materiality (including a Company Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, as the case may be, only as of the specified date), and the Parent shall have received a certificate to such effect signed by the Company’s Chief Executive Officer.

(b)           The aggregate number of shares of Company Common Stock outstanding as of the Closing Date (including all shares subject to then outstanding Company Options or other rights to acquire or commitments to issue Company Common Stock) shall not exceed 3,041,910.

(c)           The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Parent shall have received a certificate to such effect signed by the Company’s Chief Executive Officer.

(d)           The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to the Parent, and the Parent and Merger Sub shall have received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents, and approvals.

(e)           There shall not be pending any suit, action or proceeding related directly or indirectly to the Merger, including without limitation any suit, action or process that seeks to restrain or prohibit the consummation of the Merger or to unwind the Merger after it has been consummated or seeks damages or other relief with respect to the Merger.

(f)            The Parent and Merger Sub shall have received an opinion of Perkins Coie LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Parent, to the effect set forth in Exhibit 6.2(f) hereto.

(g)           The Parent shall have received a letter from each of the Affiliates pursuant to Section 5.6 hereof.

(h)           The Parent shall have received executed agreements from such persons, and in such form satisfactory to the Parent, as described in Section 5.16 hereof.

(i)            The directors of the Company and of each Company Subsidiary shall have tendered their resignations as of the Effective Time.

(j)            Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Parent shall have received a certificate to such effect from the Company’s Chief Executive Officer.

(k)           The Company shall have (i) prior to the Closing Date, complied with Section 5.12(b) by purchasing the extended reporting period endorsement for the Company’s directors’ and officers’ liability insurance policy contemplated thereby and

(ii) prior to the Closing Date (or, if earlier, prior to the expiration of the Company’s general, product and umbrella liability insurance policies), as directed by the Parent either (A) renew such policies as occurrence-based policies with a six-year retroactive date for claims made years or (B) renew such policies as claims made policies with a six-year extended reporting period.

6.3.          Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)           Each representation and warranty of the Parent contained in this Agreement, to the extent qualified by materiality (including a Parent Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, in each case when made and on and as of the date hereof and on the Closing Date as though made on and as of such date (except for representations and warranties made as of a specified date, which, to the extent qualified by materiality (including a Parent Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, as the case may be, only as of the specified date), and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

(b)           The Parent and Merger Sub shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

(c)           The Parent and Merger Sub shall have obtained all permits, authorizations, consents, and approvals required on their part to perform their obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Company, and the Company shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

(d)           Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

(e)           The Company shall have received an opinion of the General Counsel’s office of the Parent and an opinion of Oppenheimer Wolff & Donnelly LLP, counsel to the Parent, each dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect set forth in Exhibit 6.3(e) hereto.

(f)            The Company shall have received a written opinion of Perkins Coie LLP, in form and substance reasonably satisfactory to the Company, to the effect that the

Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code (including the Tax consequences to the holders of Company Common Stock), and such opinion shall not have been withdrawn.  The Company, Parent and Merger Sub shall execute and deliver to Perkins Coie LLP certificates substantially in the form attached hereto as Exhibits 6.3(f)-1 and 6.3(f)-2 at such time or times as may be reasonably requested by Perkins Coie LLP in connection with the delivery of its opinion provided herein.

ARTICLE 7.

TERMINATION AND ABANDONMENT

7.1.          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

(a)           by mutual written consent duly authorized by the Board of Directors of the Parent and the Company’s Board of Directors;

(b)           by either the Parent or the Company if the Merger shall not have been consummated on or before the date that is six (6) months after the date hereof; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the FTC or DOJ pursuant to the HSR Act or additional information is requested by a corresponding foreign  authority under applicable foreign Antitrust Laws (a “Foreign Antitrust Authority”), such date shall be extended to the 90th day following acknowledgment by the FTC, DOJ, or Foreign Antitrust Authority, as applicable, that the Parent and the Company have complied with such request, but in any event not later than nine months from the date hereof;

(c)           by either the Parent or the Company if a Governmental Entity has issued a final nonappealable Order, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

(d)           by either the Parent or the Company if, at the Company Stockholders Meeting the Company Stockholder Approval is not obtained, except that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the Company Stockholder Approval;

(e)           by the Parent if either (i) the Company has breached its obligations under Sections 5.2 or 5.3 in any material respect, (ii) the Company’s Board of Directors has recommended, approved, accepted, or entered into an agreement regarding, an Acquisition Proposal, (iii) the Company’s Board of Directors has withdrawn or modified in a manner adverse to the Parent its recommendation of the Merger, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced, and the Company’s Board of Directors, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

(f)            by the Company if, prior to obtaining the Company Stockholder Approval, (i) it has complied with its obligations under Section 5.2 (including subsections (f)(i)-
(i)(iii) thereof); (ii) the Company’s Board of Directors has authorized acceptance of a Superior Proposal thereunder, and (iii) the Company has paid to the Parent the fee required by Section 7.2 to be paid to the Parent in the manner therein provided;

(g)           by the Parent if the Parent is not in material breach of its obligations under this Agreement and there has been either (i) a breach by the Company of Section 5.1(b) or Section 5.1(h) or (ii) a material breach (A) by the Company of any of its representations, warranties, or obligations under this Agreement (other than breaches covered by subsections (e)(i) or (g)(i), above), or (B) by an officer or director of the Company under such person’s Agreement to Facilitate Merger described in Section 5.15, in each case such that the conditions in Section 6.2 shall not be satisfied, and the breach is not curable or, if curable, is not cured by the Company by within thirty (30) calendar days after receipt by the Company of written notice from the Parent of such breach;

(h)           by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 shall not be satisfied, and the breach is not curable or, if curable, is not cured by the Parent within thirty (30) calendar days after receipt by the Parent of written notice from the Company of such breach;

(i)            by the Parent if the Parent Average Stock Price is less than $21.00; or

(j)            by the Parent at any time after receipt of a request for additional information pursuant to 15 U.S.C. Section 18a(e)(1).

7.2.          Effect of Termination.

(a)           In recognition of the time, efforts, and expenses expended and incurred by the Parent with respect to the Company and the opportunity that the acquisition of the Company presents to the Parent, if:

(i)            (A) this Agreement is terminated by the Parent or the Company pursuant to Section 7.1(d), and (B) within 12 months of the date of such termination, the Company shall have entered into an agreement providing for an Acquisition Proposal, then the Company shall pay the Parent a fee in the amount of $2,500,000 (the “Termination Fee”), payable upon the same date the Company enters into an agreement providing for an Acquisition Proposal;

(ii)           this Agreement is terminated by the Parent pursuant to Section 7.1(e), then the Company shall pay the Parent the Termination Fee, payable within one business day after termination by the Parent,

(iii)          this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay the Parent the Termination Fee, payable prior to the date of termination; and

(iv)          this Agreement is terminated by the Parent pursuant to Section 7.1(g) (other than pursuant to Section 7.1(g)(ii)(A)), then the Company shall pay the Parent the Termination Fee, payable within one business day after termination by the Parent.

(b)           If this Agreement is terminated pursuant to Section 7.1(i), then the Parent shall assume and pay, or reimburse the Company for, all reasonably documented out-of-pocket fees payable and expenses incurred by the Company (including the fees and expenses of its counsel) in connection with this Agreement (whether before or after the date hereof) and the transactions contemplated hereby that have not been reimbursed to the Company by the Parent pursuant to Section 5.17, up to a maximum of $500,000.

(c)           Any amounts payable pursuant to Section 7.2(a) or (b) shall be paid by wire transfer of immediately available funds to an account designated by the receiving party for such purpose.  The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the parties would not enter into this Agreement.  If the Parent or the Company fails to pay promptly any amounts due pursuant to this Section 7.2, such party shall also pay to the other party such other party’s costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amounts under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Wells Fargo Bank N.A.  Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate.

(d)           Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the parties to consummate the Merger shall expire, and none of the parties shall have any further obligations under this Agreement except pursuant to Sections 5.8, 5.17 and 7.2 and Article 9, which shall survive termination of this Agreement.  In the event this Agreement is terminated pursuant to any paragraph of Section 7.1 due to a breach by the Company, the Company shall not be relieved from any liability for such breach or its obligations pursuant to Section 7.2, and the Parent shall have no further obligations under this Agreement except as provided in Sections 5.8, 5.17, and Article 9.  Notwithstanding the preceding sentence, the parties agree that the amounts payable upon the occurrence of the events specified in Sections 7.2(a) and (b) shall be the sole and exclusive remedy of the parties upon termination of the Agreement arising from the occurrence of such events; provided, however, that nothing herein shall relieve the Company or the Parent from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE 8.

DEFINED TERMS

8.1.          Definitions of Certain Terms.  When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified in this Article 8.

(a)           “Acquisition Proposal” shall mean any inquiry, offer or proposal, or any indication of interest in making any offer or proposal, relating to (i) a possible transaction or series of related transactions pursuant to which any Person acquires 15% or more of the outstanding shares of the Company’s capital stock, including without limitation a tender offer or an exchange offer which, if consummated, would result in any Person acquiring 15% or more of the outstanding shares of the Company’s capital stock, (ii) a possible merger or other business combination involving the Company pursuant to which any Person acquires securities representing 15% or more of the aggregate voting power of all outstanding securities of the company surviving the merger or business combination, or (iii) any other transaction pursuant to which any Person might acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary) of the Company having a fair market value equal to 15% or more of the fair value of all of the consolidated assets of the Company immediately prior to such a transaction; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the other transactions contemplated by this Agreement.

(b)           “Affiliate” shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

(c)           “Company Intellectual Property” shall mean all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs, used in or necessary to the conduct of the business of the Company and the Company Subsidiaries.

(d)           “Company Material Adverse Effect” shall mean any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to:  (i) have a material adverse effect on the business (including its prospects, regulatory clearances and approvals, current products or products under development), operations, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement; or (iii) have a material adverse effect on the ability of the Surviving Corporation or the Parent to conduct such business following the Effective Time or the ability of the Parent to exercise full rights of ownership of the Company or its assets or business; provided, however, that for purposes of subsection (i) above, an effect, change, event, circumstance or condition shall not constitute a Company Material Adverse Effect to the extent the Company establishes that it primarily and directly results from or is attributable to (A) the effect of the public announcement or pendency of the transactions contemplated by this Agreement on current or prospective customers of the Company or the Company Subsidiaries, (B) changes affecting the dairy, meat, poultry or fish processing or food safety industries generally and without affecting the Company to a materially disproportionate extent, or (C) changes affecting in the United States economy generally and without affecting the Company to a materially disproportionate extent.

(e)           “Company Option” means any option to purchase shares of Company Common Stock or other equity securities of the Company, including, without limitation, any 2001 Plan Option and any Other Plan Option.

(f)            “Company Products” shall mean those products produced, manufactured, marketed or distributed at any time by the Company or any Company Subsidiary.

(g)           “Company Stock Plans” shall mean any stock option plan, restricted stock plan, program or agreement to which the Company or any Company Subsidiary is a party or which is maintained by the Company or any Company Subsidiary and pursuant to which the Company has granted options to purchase shares of Company Common Stock or awards of Company Common Stock.

(h)           “Company Subsidiary” shall mean each individual subsidiary of the Company.

(i)            “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated October 3, 2003, between the Company and the Parent.

(j)            “Contract” means any contract, agreement, consensual obligation, promise or undertaking, whether written or oral and whether express or implied.

(k)           “Delaware Law” shall mean the General Corporation Law of the State of Delaware and the Delaware Constitution.

(l)            “DOJ” shall mean the United States Department of Justice.

(m)          “Encumbrance” shall mean any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(n)           “Environmental Laws” shall mean any Law relating to pollution or protection of human or worker health or safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as in effect on the date hereof.

(o)           “Environmental Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater.

(p)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(q)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(r)            “FDA” means the United States Food and Drug Administration.

(s)           “FTC” shall mean the United States Federal Trade Commission.

(t)            “GAAP” shall mean accounting principles generally accepted in the United States, applied on a consistent basis.

(u)           “Governmental Entity” shall mean any United States or non-United States federal, national, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

(v)           “Hazardous Materials” shall mean: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas; (ii) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which as of the date hereof is prohibited, limited or regulated by any Governmental Entity.

(w)          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder.

(x)            “Knowledge” shall mean with respect to the Company, the Parent or Merger Sub the knowledge actually possessed, or which, upon the exercise of reasonable due diligence, could be possessed, by any director or executive officer of the Company, the Parent or Merger Sub, as the case may be.

(y)           “Law” means any constitution, law, ordinance, principle of common law, code, regulation, statute or treaty of any Governmental Entity.

(z)            “Nasdaq” shall mean the Nasdaq National Stock Market.

(aa)         “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

(bb)         “Parent Material Adverse Effect” shall mean any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to:  (i) have a material adverse effect on the business (including its prospects, current products or products under development), operations, assets, properties, results of operations, or financial condition of the Parent and its subsidiaries, considered as a whole, or (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement; provided, however, that for purposes of subsection (i) above, an effect, change, event, circumstance or condition shall not constitute a Parent Material Adverse Effect to the extent the Parent establishes that it primarily and directly results from or is attributable to (A) the effect of the public announcement or pendency of the transactions contemplated by this Agreement on current or prospective customers of the Parent, (B) changes affecting the dairy, meat, poultry or fish processing or food safety industries generally and without affecting the Parent to a materially disproportionate extent, or (C) changes affecting in the United States economy generally and without affecting the Parent to a materially disproportionate extent.

(cc)         “Parent Rights” shall mean the rights associated with Parent Common Stock to purchase shares of Series A Junior Participating Preferred Stock of Parent issued pursuant to the Rights Agreement, dated February 24, 1996, as amended on November 5, 2001, between Parent and EquiServe Trust Company, N.A. as Rights Agent.

(dd)         “Permits” shall mean registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of the Company or the Company Subsidiaries to manufacture, market, sell or distribute the Company’s products or to own, lease and operate its properties or to carry on its business as it is now being conducted.

(ee)         “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

(ff)           “Regulated Products” shall mean any governmentally regulated products of the Company or a Company Subsidiary.

(gg)         “Related Party” shall mean any officer, director or beneficial owner of more than 5% of the outstanding voting securities of the Company or any Company Subsidiary (or any entity of which such person is an officer, director or beneficial owner of more than 5% of such entity’s outstanding voting securities).

(hh)         “SEC” shall mean the Securities and Exchange Commission.

(ii)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(jj)           “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal for all of the outstanding shares of the capital stock or all of the voting power of the Company (x) which the Company’s Board of Directors determines in good faith to be more favorable to the Company’s stockholders than the Merger, after consultation with the Company’s legal advisors and its independent financial advisor, taking into account all the terms and conditions of the Acquisition Proposal and this Agreement, and all legal, financial, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company’s Board of Directors, including the Termination Fee, (y) for which financing, to the extent required, is then committed and (z) which is reasonably likely to be consummated, within a period of time not materially longer in duration that the period of time reasonably believed to be necessary to consummate the Merger, on the terms set forth.

(kk)         “USDA” means the United States Department of Agriculture.

8.2.          Location of Other Defined Terms.  The following additional terms are defined elsewhere in this agreement, as indicated below:

Defined Term	Section
2001 Plan	2.4(a)
401(k) Plan	5.20(e)
Agreement	First Paragraph
Agreements to Facilitate Merger	5.15
Antitrust Laws	5.10(b)
Assumed Options	2.4(a)
Bonus Adjustment Ratio	5.21(b)
Cancelled Shares	2.1(b)
Certificate of Merger	1.3
Certificates	2.3(b)
Class A Preferred Stock	3.3(a)
Class B Preferred Stock	3.3(a)
Closing	1.2
Closing Date	1.2
Code	Third Recital
Common Conversion Ratio	2.1(c)
Company	First Paragraph
Company Affiliated Organization	3.13(a)

Defined Term	Section
Company Common Stock	Second Recital
Company Compensation Plans	3.13(e)
Company Disclosure Schedule	Article 3
Company HSR Expenses	5.17
Company Material Agreements	3.18(b)
Company Pension Plan	3.13(a)
Company Plan	3.13(g)
Company Preferred Stock	3.3(a)
Company SEC Reports	3.4(a)
Company Securities	3.3(a)
Company Stockholder Approval	5.3(a)
Company Stockholders Meeting	5.3(a)
Company Welfare Plan	3.13(d)
Effective Time	1.3
ESOP	5.20(b)
Exchange Agent	2.3(a)
Termination Fee	7.2(a)(i)
Foreign Antitrust Authority	7.1(b)
Merger	Second Recital
Merger Sub	First Paragraph
Merger Sub Common Stock	2.1(a)
NYSE	2.1(c)
Option Cash-Out Amount	2.4(c)
Option Notice	2.4(b)
Other Plan Options	2.4(a)
Other Plans	2.4(a)
Parent	First Paragraph
Parent Average Stock Price	2.1(c)
Parent Common Stock	Second Recital
Parent SEC Reports	4.3(a)
Proxy Statement / Prospectus	3.6
Registration Statement	5.3(b)
Representatives	5.2(a)
Subsidiary Securities	3.3(b)
Surviving Corporation	1.1
Tax	3.17

ARTICLE 9.

GENERAL PROVISIONS

9.1.          Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified, or supplemented only by written agreement of the Parent, Merger Sub and the Company at any time prior to the Effective Time with respect to any of the terms contained herein.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2.          Waiver of Compliance; Consents.  Any failure of the Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.  Merger Subsidiary agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

9.3.          Investigation; Survival of Representations and Warranties.  The respective representations and warranties of the Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.  Each and every representation and warranty contained herein shall be deemed to be conditions to the Merger and shall not survive the Merger.  This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

9.4.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon electronic confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

(a)           if to the Parent or Merger Sub, to it at:

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

Fax: (651) 225-3380

Attention: Vice President, Food & Beverage N.A.

with a copy (which shall not constitute notice) to:

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

Fax: (651) 293-2573

Attention: General Counsel

and

Oppenheimer Wolff & Donnelly LLP

Plaza VII, Suite 3300

Minneapolis, Minnesota 55402-1609

Fax: (612) 607-7100

Attention: Timothy J. Scallen

(b)           If to the Company, to it at:

Alcide Corporation

8651 154th Avenue N.E.

Redmond, Washington 98052

Fax: (425) 861-1073

Attention: Joseph Sasenick

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800
Seattle, WA  98101-3099

Fax: (206) 359-9000

Attention: James R. Lisbakken

9.5.          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

9.6.          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.7.          Governing Law.  This Agreement shall be construed in accordance with and governed by the Law of the State of Delaware (without giving effect to choice of Law principles thereof).

9.8.          Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The table of contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

9.9.          Entire Agreement.  This Agreement, including the annexes, exhibits and schedules hereto, the Company Disclosure Schedule, and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter, including that certain letter agreement between the Parent and the Company, dated January 15, 2004, but excluding that certain Joint Defense Agreement between the Parent and the Company dated March 11, 2004, which shall continue in full force and effect.  No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein shall constitute an agreement among the parties hereto.  Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement.

9.10.        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except for the provisions of Section 5.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.11.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.12.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ECOLAB INC.

By:	/s/ Stephen D. Newlin
Name: Stephen D. Newlin
Title: President, Industrial

BESSY ACQUISITION INC.

By:	/s/ Stephen D. Newlin
Name: Stephen D. Newlin
Title: Authorized Person

ALCIDE CORPORATION

By:	/s/ Joseph A. Sasenick
Name: Joseph A. Sasenick
Title: Chairman and Chief Executive Officer